Exhibit 10.2
STOCK OPTION AGREEMENT

(Non-Qualified Stock Option)

Name of Employee:	Joel N. Waller

Date of Grant:	January 17, 2017

Number of Shares:	375,000

Exercise Price Per Share:	$1.42

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective after the close of business on the 17th day of January, 2017, between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Joel N. Waller, the newly elected interim President & Chief Executive Officer of the Company (“Employee”), to record the granting of an employment inducement award authorized by the Company’s Board of Directors (the “Board”) pursuant to the New York Stock Exchange Listed Company Manual Rule 303A.08 (the “Board Authorization”).

1.    Grant of Option. In accordance with the Board Authorization, the Company hereby grants to Employee, effective as of the date of grant listed above and subject to the terms and conditions of this Agreement, a non-qualified option to purchase from the Company an aggregate of 375,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the purchase price of $1.42 per share (the “Option”), such Option to be exercisable as hereinafter provided.

2.    Expiration Date. This Option shall expire on January 17, 2022, the 5-year anniversary of the date of grant (the “Expiration Date”), unless earlier terminated, in whole or in part, as hereinafter set forth.

3.    Vesting of Option. Subject to Section 8 hereof, this Option shall vest and become exercisable upon the earliest to occur of: (i) January 17, 2018; (ii) the date on which the Company’s permanent Chief Executive Officer has commenced employment; and (iii) termination of Employee’s employment without “Cause” (as defined below) due to a “Change-in-Control” of the Company (as defined below).

This Option may be partially exercised from time-to-time. This Option may not be exercised after the Expiration Date. Notwithstanding the foregoing, this Option shall not be exercisable for a fractional share of Common Stock. Any exercise of this Option shall be made in writing, using such form as is approved by the Company, and duly executed and delivered by Employee (or his legal representative, heir or designee) to the Company, and specifying the number of shares as to which the Option is being exercised.

4.    Payment of Option Exercise Price. On the date of any exercise of this Option, the purchase price of the shares as to which this Option is being exercised shall be due and payable by Employee (or his legal representative, heir or designee) and shall be made (i) in cash or by cash equivalent acceptable to the Compensation Committee of the Board (the “Committee”); (ii) by delivery of shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate, for accounting purposes or otherwise), any such shares so delivered to be deemed to have a value per share equal to the Fair Market Value (as such term is defined in Section 9(d)) of the shares on such date; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or (iv) if approved by the Committee, by a combination of the methods described above.

5.    Option Nontransferable. This Option is not transferable otherwise than to (i) Joel N. Waller, or his successor(s), as Trustee of the Joel N. Waller Revocable Trust U/A dated January 26, 2005, including any amendments thereto (the “Waller Trust”), (ii) by will, or (iii) the laws of descent or distribution and, during Employee’s lifetime, is exercisable only by Employee, the trustee of the Waller Trust, or his guardian or legal representative.

6.    Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any of the shares covered by this Option until the date of issuance to Employee of a stock certificate or other evidence of the issuance for such shares, and no adjustment shall be made for any dividends or other rights if the record date of such dividends or other rights is prior to the date such stock certificate or other evidence of the issuance for such shares is issued.

7.    General Restrictions. Employee understands that the shares underlying the Option have not been registered with the Securities and Exchange Commission or listed with the New York Stock Exchange. The Company will not be obligated to issue shares of Common Stock covered by this Option if counsel to the Company determines that such issuance would violate any law or regulation of any governmental authority or any agreement between the Company and the New York Stock Exchange or any other national securities exchange upon which the Common Stock is quoted or listed. In connection with any issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. This Option shall be subject to the requirement that if, at any time, the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to this Option on the New York Stock Exchange, any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, this Option or the issue or purchase of shares under this Option, this Option shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.    Termination of Employment.

(a)    This Option shall terminate immediately upon the termination of Employee’s employment by the Company or any subsidiary for Cause.

(b)    If Employee’s employment is terminated by Employee or the Company due to Employee’s Disability or death, then a pro rata portion of this Option shall vest, as follows: for each monthly period ending on or after the 17th day of each calendar month after January 2017 and prior to January 17, 2018 (the “Monthly Period”), 1/12th of the Option award shall vest. As an example, if termination based on Employee’s Disability or death occurred on May 18, 2017, then 1/3 (i.e., 4/12ths) of the Option would vest; if such termination occurred on May 16, 2017, 1/4th (i.e., 3/12ths) would vest. In addition, in such event, such pro rata portion of this Option shall be exercisable by Employee or his legal representative, heir or devisee, as appropriate, after vesting, for the lesser of (i) three years following Employee’s termination date and (ii) until the Expiration Date.

(c)     If Employee’s employment is terminated by Employee for Good Reason or by the Company for any reason other than Cause, Disability or death, this Option may be exercised by Employee or his legal representative, heir or devisee, as appropriate, after vesting, for the lesser of (i) three years following Employee’s termination date and (ii) until the Expiration Date.

(d)    Notwithstanding anything to the contrary in clauses (b) or (c) of this Section 8, subject to Section 15, the Company may terminate and cancel this Option during the post-termination exercise period referred to in the preceding sentence if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of employment, materially breached the terms of any agreement between Employee and the Company, including any employment, confidentiality, or nonsolicit agreement, violated in a material way any Company policy or engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, such determination defined as the “Exercise Termination Determination.”

(e)    This Option (or any portion thereof) which is not exercisable on the date of termination of Employee’s employment shall not be exercisable thereafter.

(f)    Nothing contained in this Section 8 shall be interpreted or have the effect of extending the period during which this Option may be exercised beyond the Expiration Date provided in this Agreement or established by law or regulation. Death of Employee subsequent to his employment termination shall not extend such period.

9.    Definitions.

(a)    “Cause” shall mean (i) if the Employee is a party to an employment, severance (or similar) agreement with the Company or any employing subsidiary of the Company that defines the word “cause” (or similar term), then Cause for purposes of this Agreement shall have the meaning ascribed to it under that agreement; and (ii) if there is no such agreement or definition, Cause shall mean (A) any fraud, misappropriation or embezzlement by Employee in connection with or affecting the business of the Company or its affiliates, (B) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Employee, (C) any gross neglect or persistent neglect by Employee to perform the duties assigned to Employee or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, or (D) any material violation of the Company’s written policies, procedures or codes of conduct by Employee; provided that, in connection with clauses (C) and (D), Employee shall first have received a written notice from the Company’s General Counsel or the Board that summarizes and reasonably describes the manner in which Employee has grossly or persistently neglected his duties, engaged in an act reasonably expected to cause substantial injury, or materially violated a Company policy, procedure or code of conduct (the “Event”) and, to the extent the Event is capable of being cured, Employee shall have fourteen (14) calendar days from the date notice of the Event is delivered to Employee (via electronic mail, regular mail, in person or otherwise) to cure the same, but the Company is not required to give written notice of, nor shall Employee have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Employee under this provision.

(b)    “Change-in-Control” shall mean any of the following events:

(i)    the occurrence of an acquisition by an individual, entity or group (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a percentage of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (but excluding (A) any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company), (B) any acquisition by the Company or an Affiliate and (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate) (an “Acquisition”) that is thirty percent (30%) or more of the Company’s then outstanding voting securities;
(ii)    at any time during a period of two (2) consecutive years or less, individuals who, at the beginning of such period, constitute the Board (and any new directors whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;
(iii)    the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company’s voting securities outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power of the Company’s voting securities (or the voting securities of the surviving entity) outstanding immediately after such merger, consolidation or reorganization;
(iv)    the sale or other disposition of all or substantially all of the assets of the Company;
(v)    the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or
(vi)     the occurrence of any transaction or event, or series of transactions or events, designated by the Board in a duly adopted resolution as representing a change in the effective control of the business and affairs of the Company, effective as of the date specified in any such resolution.
(c)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.

(d)    “Fair Market Value” with respect to one share of Common Stock as of any date shall mean (i) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange, the price of one share of Common Stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of shares of Common Stock shall have occurred on such date, on the next preceding date on which there was a sale of shares of Common Stock; (ii) if the Common Stock is not so listed on the New York Stock Exchange or any other established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a share of Common Stock; or (iii) if the Common Stock is not publicly traded as of such date, the per share value of a share of Common Stock, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

(e)    “Good Reason” means a resignation of employment by Employee within twenty (20) calendar days following the occurrence of any one or more of the following events without the Employee’s written consent: (i) any material diminution in Employee’s position, responsibilities or title; (ii) any diminution in Employee’s base compensation, other than when made on the same or substantially similar basis for all senior executives of the Company, as determined by the Board or any duly authorized Committee of the Board, after considering Employee’s input, or (iii) the Company’s material breach of Articles 1 or 3 of that certain Employment Agreement, by and between Employee and the Company and made effective as of the date hereof, which breach has not been cured as provided below in this Section 9(e).

Employee shall have Good Reason to terminate his employment if (i) within fifteen (15) calendar days following Executive’s determination that a Good Reason exists, he notifies the Company (Attention: General Counsel) in writing that he has determined a Good Reason exists and specifies in reasonable detail the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty (20) calendar days. If either condition is not met, Employee shall not have a Good Reason to terminate his employment.

10.    Adjustment of Shares.

(a)    In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common Stock of the Company, resulting in an increase or decrease in the number of shares of Common Stock outstanding, the number of shares of Common Stock covered by this Option and the exercise price per share under this Option shall be increased or decreased proportionately, as the case may be, without change in the aggregate exercise price.

(b)    If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.

11.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with such rules as may be adopted by the Committee, Employee may elect to satisfy Employee’s tax withholding obligations arising from the exercise of the Option by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company on or before the Option exercise date, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company on or before the Option exercise date shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the Option exercise date.

12.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 15, its determination shall be final (the “Termination Determination”).

13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

14.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

15.    Mediation. If the Board or Committee makes an Exercise Termination Determination or a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that he will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Exercise Termination Determination and/or the Termination Determination shall be final and binding.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Luke R. Komarek
Luke R. Komarek

Title:	Senior Vice President & General Counsel

EMPLOYEE

Signed:	/s/ Joel N. Waller
Joel N. Waller

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